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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported): April 18, 1996


                          Digital Video Systems, Inc.
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(Exact name of registrant as specified in its charter)


Delaware                          0-28472                     77-0333728
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(State or other                 (Commission                (I.R.S. Employer
 jurisdiction of                 File Number)               Identification No.)
 incorporation)

2710 Walsh Avenue, Santa Clara, California                  95051
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(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number,
including area code  (408) 748-2100
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                                      N/A
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(Former name or former address, if changed since last report)

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Item 5. Other Events.
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     (a)  Closing of Public Offering
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     On May 14, 1996, Digital Video Systems, Inc. (the "Company") closed its initial public offering, which was underwritten by D.H. Blair Investment Banking Corp. ("D.H. Blair"). The offering consisted of 4,200,000 units ("Units") of Common Stock, Class A Warrants and Class B Warrants, priced at $5 per Unit. Thereafter, D.H. Blair exercised its overallotment option to purchase an additional 630,000 Units at $5 per Unit. The closing of the sale of these Units occurred on May 22, 1996.

     The Company received net offering proceeds from the sale of the 4,830,000 Units of approximately $21,000,000 after deducting underwriting discounts and commissions and other expenses of the offering. After repayment of a prior bridge financing, the Company now has cash reserves of approximately $17,000,000. The Company plans to invest approximately $7,000,000 of these funds in inventory build-up and in sales and marketing efforts during the next twelve-months.

     The Company's Common Stock, Class A Warrants and Class B Warrants trade on the Nasdaq National Market under the symbols "DVID," "DVIDW," and "DVIDZ," respectively. The Company's Units trade on the Nasdaq SmallCap Market under the symbol "DVIDU."

     (b)  Officers and Directors
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     Immediately following the closing of the Company's public offering and as previously contemplated, Robert B. Pfannkuch became the President and a director of the Company and Joseph F. Troy became a director of the Company.

Item 8. Change in Fiscal Year
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     On April 18, 1996, the Company elected to change its fiscal year end from
December 31 to March 31. Accordingly, the Company's next fiscal year will end on March 31, 1997. A Form 10-QSB will be filed to cover the transition period from January 1, 1996 to March 31, 1996.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               Digital Video Systems, Inc.
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                                                     (Registrant)



         6/6/96                              /s/    Janis P. Gemignani
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(Date)                              Janis P. Gemignani
                                    Vice President and Chief Financial Officer

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